Exhibit 99.1

FOR MORE INFORMATION:	Company Contact:
Jill Blumhoff
Chief Financial Officer &
Vice President of Finance
Phone: 765.497.8381
jblumhoff@BASinc.com

BASi Reports Second Quarter Results

WEST LAFAYETTE, IN, May 15, 2018 – Bioanalytical Systems, Inc. (NASDAQ:BASI) (“BASi”, the “Company”, “We” or “Our”) today announced financial results for the second quarter and first six months of fiscal 2018.

Second Quarter Results

For the three months ended March 31, 2018, revenue amounted to $5,944,000 a 6% decrease from $6,359,000 in the second quarter of fiscal 2017.

Service revenue for the second quarter of fiscal 2018 increased 1% to $5,030,000 compared to $4,962,000 for the same period in fiscal 2017. Preclinical services revenue increased due to the mix and number of studies compared to the prior fiscal year period. Other laboratory services revenues were negatively impacted by lower discovery services, which impact was partially offset by higher pharmaceutical analysis revenues in the second quarter of fiscal 2018 versus the comparable period in fiscal 2017. In addition, archive revenue decreased in the second quarter of fiscal 2018, as compared to the second quarter of fiscal 2017. Bioanalytical analysis revenues remained relatively even when compared to the prior year period.

Sales in our Products segment decreased 35% in the second quarter of fiscal 2018 from $1,397,000 to $914,000 when compared to the same period in the prior fiscal year. The majority of the decrease stems from a decline in sales of our Culex automated in vivo sampling systems. This factor was partially offset by an increase in our analytical instruments revenues.

Gross profit decreased to $1,740,000, or 29% of revenue, in the second quarter of fiscal 2018, compared to $2,043,000, or 32% of revenue, during the comparable fiscal 2017 period. The principal causes for the decrease were a decline in product revenues and a less favorable revenue mix.

Operating expenses for the second quarter of fiscal 2018 increased 10% to $1,630,000 compared to $1,488,000 during the second quarter of fiscal 2017. The principal reasons for the increase were higher consulting costs related to new product development as well as employee search fees and increased stock option expense attributable to the grants of options to our directors and certain employees in October 2017.

Operating income for the second quarter of fiscal 2018 amounted to $110,000 compared to operating income of $555,000 for the second quarter of fiscal 2017. The decrease was primarily due to lower revenue and higher operating expenses.

Net income for the second quarter of fiscal 2018 amounted to $55,000, or $0.01 per diluted share, compared to a net income of $417,000, or $0.05 per diluted share for the second quarter of fiscal 2017.

Adjusted EBITDA for the second quarter of fiscal 2018, amounted to $524,000, compared to Adjusted EBITDA for the second quarter of fiscal 2017 of $937,000.

First Half Results

For the six months ended March 31, 2018, revenue amounted to $11,321,000 a 10% decrease from $12,533,000 for the six months ended March 31, 2017.

Service revenue decreased 7% in the six months ended March 31, 2018 to $9,555,000 from $10,226,000 in the first six months of fiscal 2017. Preclinical services revenues decreased due an unfavorable mix of studies performed year over year. Bioanalytical analysis revenues decreased due to fewer samples received and analyzed in the first six months of fiscal 2018 in addition to an unfavorable mix favoring method development and validation projects during this time period, which generate lower revenue but involve more dedicated resources. Other laboratory services revenues were negatively impacted by lower discovery services and archive revenues, which were slightly offset by higher pharmaceutical analysis revenues in the first six months of fiscal 2018 versus the comparable period in fiscal 2017.

Sales in our Products segment decreased 23% in the six months ended March 31, 2018, from $2,307,000 to $1,766,000 when compared to the same period in the prior fiscal year. The majority of the decrease stems from lower sales of our Culex automated in vivo sampling systems, offset slightly by an increase in sales of our analytical instruments, over the same period in the prior fiscal year.

Gross profit in the six months ended March 31, 2018 decreased to $3,321,000, or 29% of revenue, compared to $3,902,000, or 31% of revenue, for the same period of the prior fiscal year. The decline was driven by a decrease in revenues which led to a lower absorption of fixed costs and an unfavorable change in sales mix.

Operating expenses for the six months ended March 31, 2018 decreased slightly to $3,200,000 from $3,253,000 for the comparable fiscal 2017 period. The principal reason for the decrease was the accrual for the severance for our former Chief Executive Officer, amounting to approximately $200,000, recorded in the first six months of fiscal 2017. This item was offset in part by increased consulting costs for new product development, employee search fees and higher stock option expense attributable to the grants of options to our directors and certain employees in October 2017.

Operating income for the first six months of fiscal 2018 amounted to $121,000 compared to an operating income of $649,000 for the first six months of fiscal 2017. The decrease was primarily due to lower revenue partially offset by the decrease in operating expenses.

Net income amounted to $81,000, or $0.01 per diluted share, for the first six months of fiscal 2018 compared to $434,000, or $0.05 per diluted share, for the first six months of fiscal 2017.

Adjusted EBITDA was $969,000 for the first six months of fiscal 2018, compared to Adjusted EBITDA of $1,417,000 for the first six months of fiscal 2017.

Cash Provided by Operating Activities

Cash provided by operating activities was $842,000 for the first six months of fiscal 2018 compared to $561,000 for the first six months of fiscal 2017.

Accounts payable decreased by $214,000 and inventory increased by $87,000, respectively. These items were offset in part by an increase in accrued expenses and customer advances of $81,000 and $127,000, respectively, and a decrease in prepaid expenses and other assets of $72,000.

The Company had $672,000 in cash and cash equivalents and $2,000,000 available on its line of credit as of March 31, 2018.  During the first six months of fiscal 2018, cash from operations funded capital expenditures for laboratory equipment and building improvements as well as computer equipment and software of approximately $433,000.

Remarks

Jill Blumhoff, BASi’s Vice President of Finance and Chief Financial Officer commented, “We are very pleased to report that the growth initiatives underway for fiscal 2018 that we discussed at the end of fiscal 2017 and the first quarter of this year are beginning to demonstrate results. The revenue reported for our second quarter was our highest quarterly achievement since the second quarter one year ago.”

Ms. Blumhoff continued, “We are beginning to deliver on our commitments. For example, the recently announced technology alliance with Phlebotics, Inc. is the latest of BASi partnerships, including those with Joanneum Research and PalmSens, to expand our products and services offerings that improve data and increase the speed of bringing new drugs to market. With the retirement of James Bourdage, Ph.D., Michael Baim, Ph.D., has assumed the role of Vice President of Bioanalytical Operations. Dr. Michael Baim is an energetic and passionate leader who brings to BASi over thirty years of experience in the pharmaceutical and lab management industries. He is well-versed in analytical methodology and project design and has a proven track record of delivering significant and sustainable profitable growth across many different business segments. We plan to continue making progress in enhancing the scientific expertise of our staff. Lastly, we continue taking the necessary steps to make the expansion of our preclinical services facilities a reality.

We believe that cash on-hand and, if needed, borrowings under our untapped revolving credit facility, should provide our team with the liquidity and flexibility to fund our operating initiatives in order to deliver consistent profitable growth. We are encouraged once again by our results thanks to the outstanding work from our dedicated employees. With the continued support from our board members and shareholders, we will continue to execute on our initiatives,” Ms. Blumhoff concluded.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP). The non-GAAP financial measures are Adjusted EBITDA for the first six months of fiscal 2018 and 2017. Adjusted EBITDA as reported herein refers to a financial performance measure that excludes income statement line items interest expense and income taxes (benefit) expense, as well as non-cash charges for depreciation and amortization and stock option (benefit) expense.

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that Adjusted EBITDA, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of the Company’s results and may facilitate a fuller analysis of the Company’s results, particularly in evaluating performance from one period to another.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of results and to illustrate the results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The Company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more information about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to our financial condition, changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the Company’s filings with the Securities and Exchange Commission. BASi assumes no obligation to update any forward-looking statement except as may be required by law. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company’s most recent Annual Report, as filed, with the Securities and Exchange Commission.

(SEE BELOW FOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS)

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2018	2017	2018	2017

Service revenue	$5,030	$4,962	$9,555	$10,226
Product revenue	914	1,397	1,766	2,307
Total revenue	5,944	6,359	11,321	12,533

Cost of service revenue	3,662	3,546	6,935	7,296
Cost of product revenue	542	770	1,065	1,335
Total cost of revenue	4,204	4,316	8,000	8,631

Gross profit	1,740	2,043	3,321	3,902
Operating expenses:
Selling	303	242	597	578
Research and development	149	110	288	214
General and administrative	1,178	1,136	2,315	2,461
Total operating expenses	1,630	1,488	3,200	3,253

Operating income	110	555	121	649

Interest expense	(48)	(134)	(100)	(210)
Other income	4	1	4	2
Net income before income taxes	66	422	25	441

Income taxes (benefit) expense	11	5	(56)	7

Net income	$55	$417	$81	$434

Other comprehensive income:	—	8	—	29

Comprehensive income	$55	$425	$81	$463

Basic net income (loss) per share	$0.01	$0.05	$0.01	$0.05
Diluted net income (loss) per share	$0.01	$0.05	$0.01	$0.05

Weighted common shares outstanding:
Basic	8,245	8,148	8,245	8,128
Diluted	8,789	8,710	8,793	8,707

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31, 2018	September 30, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$672	$434
Accounts receivable
Trade, net of allowance of $2,019 at March 31, 2018 and $2,404 at September 30, 2017	2,726	2,530
Unbilled revenues and other	410	615
Inventories, net	1,000	913
Prepaid expenses	742	814
Total current assets	5,550	5,306

Property and equipment, net	14,625	14,965
Lease rent receivable	102	87
Deferred tax asset	67	-
Goodwill	38	38
Other assets	18	21

Total assets	$20,400	$20,417

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$1,838	$2,052
Restructuring liability	1,117	1,117
Accrued expenses	1,283	1,202
Customer advances	3,107	2,980
Income taxes payable	26	20
Current portion of capital lease obligation	132	128
Current portion of long-term debt	228	224
Total current liabilities	7,731	7,723
Capital lease obligation, less current portion	2	69
Long-term debt, less current portion, net of debt issuance costs	4,049	4,158
Total liabilities	11,782	11,950

Shareholders’ equity:
Preferred shares, authorized 1,000,000 shares, no par value:
1,035 Series A shares at $1,000 stated value issued and outstanding at March 31, 2018 and at September 30, 2017	1,035	1,035
Common shares, no par value:
Authorized 19,000,000 shares; 8,245,320 issued and outstanding at March 31, 2018 and 8,243,896 at September 30, 2017	2,023	2,023
Additional paid-in capital	21,516	21,446
Accumulated deficit	(15,956)	(16,037))
Total shareholders’ equity	8,618	8,467
Total liabilities and shareholders’ equity	$20,400	$20,417

BIOANALYTICAL SYSTEMS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

(In thousands)
(Unaudited)

		Three Months Ended		Six Months Ended
		March 31,		March 31,
		2018	2017	2018	2017

GAAP Net income		$55	$417	$81	$434

Add back:	Interest expense	48	134	100	210
	Income taxes (benefit) expense	11	5	(56)	7
	Depreciation and amortization	375	384	775	759
	Stock option (benefit) expense	35	(3)	69	7

Adjusted EBITDA		$524	$937	$969	$1,417

Adjusted EBITDA – Earnings before interest expense, income taxes (benefit) expense, depreciation and amortization and stock option (benefit) expense.